Exhibit 10.1(e)

FIFTH AMENDMENT OF LEASE

This Fifth Amendment of Lease (“Fifth Amendment”) is made as of June 7, 2001, by and between James H. Mitchell, not individually but as Trustee of New Providence Realty Trust under Declaration of Trust dated September 30, 1986 and recorded with the Norfolk County Registry of Deeds in Book 7264, Page 115 (“Landlord”) and Immunogen, Inc. (“Tenant”).

WHEREAS, Landlord is the Landlord and Tenant is the successor Tenant under that certain Lease dated June 21, 1988, as amended (collectively, the “Lease”) relating to portions of the first floor (the “Existing Leased Premises”) in the South Building located at 333 Providence Highway, Norwood, Massachusetts (the “Property”), as more fully described in the Lease and shown on the “Leasing Plan” attached as Exhibit A hereto;

WHEREAS, Tenant desires to lease from Landlord an additional 4,700 rentable square feet of space in the South Building presently occupied by Boston Computers & Peripherals, Inc. (“BC&PI”), which is depicted as the “Action Elect” space on the Leasing Plan (the “Additional Space”), on the same terms and conditions as those set forth in the Lease, except as otherwise modified herein; and

WHEREAS, Landlord and Tenant have agreed to further amend the Lease to expand the Existing Leased Premises demised to Tenant thereunder to include the Additional Space.

NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the undersigned unto the other, the parties hereby agree to further amend the Lease as follows:

All capitalized terms used herein shall have the same meaning as set forth in the Lease, unless otherwise defined herein.

2.                                      Effective on the date on which Landlord delivers possession of the Additional Space to Tenant (the “Additional Space Commencement Date”), which shall be designated by Landlord in a written notice to Tenant, the Existing Leased Premises shall be deemed to include the Additional Space. The Additional Space Commencement Date is estimated to be around December 1, 2001, subject to the existing tenant, BC&PI (the “Existing Additional Space Tenant”), vacating the Additional Space. In the event that Landlord has not delivered possession of the Additional Space by December 1, 2001 by virtue of the Existing Additional Space Tenant having failed to so vacate the Additional Space, the Additional Space Commencement Date shall be extended to the date the Landlord delivers possession of the Additional Space to Tenant which shall be designated by Landlord in a written notice to Tenant. In the event that Landlord has not delivered possession of the Additional Space to Tenant by July 1, 2002. Tenant will have the right to terminate its leasing of the Additional Space pursuant to this Fifth Amendment upon three (3) days written notice to Landlord whereupon this Fifth Amendment will terminate with neither party having any further rights or obligations hereunder with respect to the Additional Space and the Lease will otherwise remain in full force and effect; provided, however, such termination will be voided if Landlord delivers possession of the Additional Space within such three (3) day period.

3.                                      Effective on the Additional Space Commencement Date, Tenant shall pay to Landlord Yearly Fixed Rent under the Lease for the Existing Leased Premises and Additional Space at the annual rate of: (a) $407,675.12 during the period commencing on the Additional Space Commencement Date and continuing through June 30, 2003 which shall be payable monthly, in advance, in the amount of $33,972.91; and (b) $496,300.00 during the period commencing on July 1, 2003 and continuing through and including June 30, 2008 which shall be payable monthly, in advance, in the amount of $41,358.33. All payments of Yearly Fixed Rent are due and payable on the first (1st) day of each calendar month during the remaining Term of the Lease.

4.                                      Effective on the Additional Space Commencement Date, Tenant’s Pro Rata Share for the Existing Leased Premises and Additional Space shall be 43.94%. Landlord’s estimate of Tenant’s Pro Rata Share of Operating Costs and Real Estate Taxes due Landlord under the Lease shall initially be $79,762.50 per annum or $6,646.88 per month. Tenant’s monthly payments of Operating Costs and Real Estate Taxes shall be paid to Landlord, in advance, on the same day that Tenant makes it monthly installment payment of Yearly Fixed Rent to Landlord.

5.                                      Tenant acknowledges that Landlord shall have no construction obligations with respect to the delivery of the Additional Space, Tenant hereby accepting the Additional Space in “as-is” condition with the qualification that the Additional Space shall be delivered in “broom clean” condition.

6.                                      Each party represents and warrants to the other that it has not dealt with any broker or finder in connection with the consummation of the transactions contemplated by this Fifth Amendment, and in the event of any brokerage claim against either party predicated upon an allegation that the other party involved a broker or finder in the transaction, the other party shall exonerate, indemnify and hold harmless the party against whom the claim is made from and against all loss, cost, damage and expense (including reasonable attorneys’ fees) incurred in connection with such claim.

7.                                      Tenant hereby represents and warrants to Landlord that: (a) the Lease is in full force and effect; and (b) Landlord is not in not default in the performance of or compliance with any provision of the Lease and Tenant has no claim, nor knowledge of any state of facts that, with the giving of notice or the passage of time, or both, would give rise to a claim, against Landlord for any default by Landlord under the Lease.

8.                                      Notwithstanding anything in the Lease or this Fifth Amendment to the contrary, as used in the Lease, the term “Premises” shall mean: (i) prior to the Additional Space Commencement Date, the Existing Leased Premises; and (ii) from and after the Additional Space Commencement Date, the Existing Leased Premises plus the Additional Space.

9.                                      The Lease is hereby ratified and confirmed in its entirety and, except as modified and amended hereby, shall remain unmodified and in full force and effect.

EXECUTED as a sealed instrument as of the date first written above.

LANDLORD: NEW PROVIDENCE REALTY TRUST, By:	/s/ James H. Mitchell	,

James H. Mitchell, Trustee and not Individually.

TENANT: IMMUNOGEN, INC., By	/s/ Gregg Beloff	,

(print name)	Gregg Beloff	, its duly authorized	Chief Financial Officer